Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No February Cash Distribution and Provides Estimated Timing for Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News

Release

For Immediate Release

Austin, Texas — January 31, 2017 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on February 15, 2017. The Trust’s distribution calculation relates to net profits and overriding royalties generated during December 2016 as provided in the conveyance of net profits and overriding royalty interest.

The current month’s calculation for the Developed Properties resulted in $501,000 of revenues less direct operating expenses and development costs.  The current month’s revenues were $3.7 million, lease operating expenses including property taxes were $2.9 million, and capital expenditures were $364,000.  Average realized prices for the Developed Properties were $47.33 per Boe in December, as compared to $40.27 per Boe in November. Net profits for the month of December for the Developed Properties were $446,000.  The Net Profits for the Developed Properties included a $70,000 true-up of property tax adjustments related to reassessed values for Orcutt Field and Orcutt Diatomite for the tax years 2011 through 2016, which were chargeable in part to the Trust beginning in April 2012.

The current month’s calculations included $72,000 for the 7.5% overriding royalty on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $44.58 per Boe in December, as compared to $37.45 per Boe in November. The cumulative net profits deficit for the Remaining Properties, including the 7.5% overriding royalty payments, decreased $42,000 to a total of $2.0 million for December.

The current month’s cash flow before repayment of a portion of amounts borrowed from PCEC under the promissory note entered into in February 2016 was $415,000, reflecting $446,000 in income from the Developed Properties and $72,000 in income from the 7.5% overriding royalty on the Remaining Properties partially offset by $88,000 for the monthly operating and services fee payable to PCEC and $15,000 in Trust general and administrative expenses. The current month’s cash flow will pay down amounts previously borrowed from PCEC and is expected to reduce the cumulative borrowings from PCEC, including interest, to $660,000 in February 2017.

PCEC has agreed to loan funds to the Trust necessary to pay expenses at an interest rate of 8.5% per annum from February 25, 2016 to August 9, 2016 and 4% per annum from August 10, 2016 until maturity (March 31, 2018). PCEC previously provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due.  Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. No distribution will be made to Trust unitholders until the indebtedness borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of December 2016:

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	79,147	$47.33
Remaining Properties (b)	17,069	$44.58

(a) Crude oil sales represented 98% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Status of the Trust

During the first quarter 2017, assuming the current strip price for Brent oil and no unexpected losses to production or increases in capital or expenses, the Trust expects to produce net profits and royalties to the benefit of ROYT unitholders that will:

•                  Exceed $2 million of proceeds received by the Trust attributable to the Conveyed Interests in 2017 (see the discussion of the “Revenue Termination Provision” in the December 22, 2016 press release and the discussion of the termination provisions in the Trust’s SEC filings).  If the $2 million threshold in the Revenue Termination Provision is exceeded, the Trust will no longer be at risk of termination at the end of 2017.

•                  Make a cash distribution to unitholders from net profits and overriding royalties generated during the first quarter of 2017.  Cash distributions are made two months after production; accordingly, the cash distribution is expected to occur in March-May 2017.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, the amount of proceeds expected to be received by the Trust attributable to the Conveyed Interests during the first quarter of 2017, the expected distribution to unitholders relating to estimated first quarter 2017 production, and the potential effects of any such proceeds on the risk of the termination of the Trust at the end of 2017. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include the prices received for oil, the amount of oil actually produced from the Underlying Properties, increases in capital, expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 4, 2016, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue Austin, TX 78701